EXHIBIT 10.2

February 9, 2004

John S. Chen
Chairman, CEO & President
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Dear John:

This is to inform you of your 2004 Executive Compensation as approved by the Sybase, Inc. Compensation Committee and the Board of Directors at the February 4, 2004 meeting. The cash component of your new compensation is retroactive to January 1, 2004.

1.	Cash compensation

•	Annual base salary: $950,000 (Paid semi-monthly at $39,583.33)

•	Annual incentive bonus target: 122% ($1,160,000)

•	Annual total target earnings: $2,110,000

Your annual bonus target will be based on Sybase, Inc. overall company performance as follows:

•	50% on Sybase revenue of $817M

•	50% on Sybase profit before taxes (PBT) of $172M

Payment of annual incentive bonus will be based on following:

a)	Sybase revenue:

•	70% at 95% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

•	no cap

b)	Sybase PBT

•	70% at 70% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

•	no cap

Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

John S. Chen
February 9, 2004

2.	Long-Term Incentives

a)	Sybase Stock Options (with 4-year vesting):

•	100,000 shares

b)	Sybase restricted Stock Option Grant (3-year cliff vest with performance acceleration, i.e. from 3-year cliff vest to 2-year cliff vest if Sybase meets its 2004 budgeted revenue):

•	250,000 shares at $0.10 per share

On behalf of the Board of Directors and our shareholders, let me take this opportunity to thank you for your continued strong leadership and contributions to Sybase, Inc.

Sincerely,

/S/ RICHARD C. ALBERDING

Richard C. Alberding
Compensation Committee Chairman and Board Member

cc:	Nita White-Ivy
HR File